UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 28, 2011

DIAMOND FOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51439	20-2556965
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Montgomery Street, 13th Floor San Francisco, California	94111-2702
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 445-7444

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On November 28, 2011, Diamond Foods, Inc. (“Diamond”) announced recent market share data for its brands and provided an update on the previously announced Audit Committee investigation. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information contained in this Item 7.01 and in Exhibit 99.1 to this report shall not be incorporated by reference into any filing, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing. The information in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 8.01.	Other Information.

Investigation and Related Litigation

On November 1, 2011, Diamond announced that the Audit Committee of the Diamond Board of Directors had decided to perform an investigation of Diamond’s accounting for certain crop payments to walnut growers. The Audit Committee has since retained Gibson, Dunn & Crutcher LLP and KPMG LLP to assist the Audit Committee in the investigation.

Beginning on November 7, 2011, the first of a number of putative securities class action suits was filed in the United States District Court for the Northern District of California against Diamond and certain of its executive officers. These suits allege that defendants made materially false and misleading statements, or failed to disclose material facts, regarding Diamond’s financial results, operations and prospects, including its accounting for payments to walnut growers and the anticipated timing of closing Diamond’s proposed acquisition of the Pringles business (the “Pringles Transaction”) from The Procter & Gamble Company (“P&G”). These suits seek compensatory damages, interest thereon, costs and expenses incurred in such actions, as well as equitable or other relief. Diamond anticipates that further lawsuits making similar allegations may be filed and that all such purported class actions will be consolidated into a single case. Diamond intends to defend the actions vigorously.

Beginning on November 14, 2011, the first of two purported shareholder derivative actions was filed in the Superior Court for the State of California, San Francisco County, against certain of Diamond’s executive officers and the members of its board of directors. These complaints are based on essentially the same allegations as those in the class actions, and purport to set forth claims for breach of fiduciary duty, unjust enrichment, abuse of control and gross mismanagement. These suits seek the recovery of unspecified damages allegedly sustained by Diamond, which is named as a nominal defendant, corporate reforms, the recovery of plaintiff’s attorney’s fees and other relief. Diamond anticipates that further lawsuits making similar allegations may be filed.

Additional Risk Factors

In addition to the risk factors described under “Part I – Item 1A. Risk Factors” in Diamond’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011 and the risk factors described under “Risk Factors” in Diamond’s registration statement on Form S-4 filed with the Securities and Exchange Commission in conjunction with the Pringles Transaction, which registration statement has not yet become effective, the following factors could adversely impact Diamond:

•

The time required or outcome of the Audit Committee investigation of Diamond’s accounting for certain crop payments to walnut growers could adversely affect Diamond. Among other things, the investigation could result in a determination that restatement of Diamond’s prior period financial statements is required, or a conclusion that there is a material weakness in Diamond’s internal control over financial reporting, or a determination that its disclosure controls and procedures are not effective. The Audit Committee has made no such determinations or conclusions to date. In addition, the time required or outcome of the investigation could result in the inability of Diamond to timely file required periodic reports under the Securities Exchange Act of 1934, as amended, which could result in the commencement of NASDAQ delisting proceedings for Diamond’s common stock. Diamond expects to incur substantial costs in connection with the Audit Committee investigation; such costs, and any determination by the Audit Committee that further action is required as a result of the conclusions of the investigation, could adversely impact Diamond.

•

As previously announced, as a result of the Audit Committee investigation, Diamond and P&G have delayed the expected closing of the Pringles Transaction. The time required to complete the Audit Committee investigation, or the results of the investigation, could adversely impact the closing of the Pringles Transaction.

•

Litigation and potential governmental investigations or proceedings arising out of or related to Diamond’s accounting or financial reporting, or any financial restatement by Diamond, could adversely affect Diamond’s results of operations and financial condition. See “Investigation and Related Litigation” above. Diamond could face additional litigation or governmental investigations with respect to these matters, could incur substantial costs to defend any such litigation or investigations, and be required to pay damages or incur additional expenses as a result of the outcome of such litigation or investigations. The unfavorable resolution of one or more matters could adversely impact Diamond.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release issued by Diamond Foods, Inc., dated November 28, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND FOODS, INC.

Date: November 28, 2011	By:	/s/ Steven M. Neil
		Name:	Steven M. Neil
		Title:	Executive Vice President, Chief Financial
and Administrative Officer